Exhibit 10.1
Employment Agreement
     This Employment Agreement (the “Agreement”) dated as of February 4, 2009 (the “Effective Date”), is made by and between Vought Aircraft Industries, Inc., a Delaware corporation, (together with any successor thereto, the “Company”) and Mark Jolly (the “Employee”).
RECITALS
A.	It is the desire of the Company to assure itself of the services of the Employee by entering into this Agreement.

B.	The Employee and the Company mutually desire that the Employee provide services to the Company on the terms herein provided.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:
1. Employment.
(a)	General. The Company shall employ the Employee and the Employee shall enter the employ of the Company, for the period set forth in Section 1(b), in the position set forth in Section 1(c), and upon the other terms and conditions herein provided.

(b)	Employment Term. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on February 4, 2009 and ending at the end of the day on February 4, 2010, unless earlier terminated as provided in Section 3. The employment term hereunder shall automatically be extended for successive one-year periods (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless either party gives notice of non-extension to the other no later than ninety (90) days prior to the expiration of the then-applicable Term and subject to earlier termination as provided in Section 3.

(c)	Position and Duties. The Employee shall serve as the Corporate Controller of the Company with such customary responsibilities, duties, and authority as may from time to time be assigned to the Employee by the Chief Financial Officer of the Company or his designee. The Employee shall devote substantially all his working time and efforts to the business and affairs of the Company (which may include service to its Affiliates). The Employee agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time. During the Term, it shall not be a violation of this Agreement for the Employee to (i) serve on industry trade, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; (iii) manage his personal investments and affairs; and (iv) serve on the board of directors of for-profit enterprises with the Chief Financial Officer’s prior consent, as long as such activities do not materially interfere with the performance of the Employee’s duties and responsibilities as an employee of the Company. During his employment and following termination of his employment with the Company, (x) the Employee agrees not to disparage in any material respect the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or Affiliates, either orally or in writing, and (y) the Company agrees to disclose only mutually-agreed information regarding Employee’s employment.

2. Compensation and Related Matters.
(a)	Annual Base Salary. During the Term, the Employee shall receive a base salary at a rate of $200,044.00 per annum (the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company, subject to adjustment as determined by the Company based upon periodic formal merit/performance review and goal-setting processes.

(b)	Annual Bonus. During the Term, the Employee will be eligible to receive annual bonuses based upon achieving annual financial plan, individual goals, and organization metrics to be determined by the Board of Directors of the Company, with a target bonus of 35% of Annual Base Salary for calendar year 2009, prorated for actual service. Future bonus targets shall be subject to adjustment as determined by the Board. The Employee is eligible to receive a guaranteed minimum payment of $75,000 under the 2009 management incentive compensation plan. Any annual bonus that becomes payable pursuant to this Section 2(b) shall be paid no later than March 15th of the year following the year in which such annual bonus is earned. Provided, however, that if the Board shall determine that it is administratively impracticable, which may include inability of the Company to gain certification of its financial statements, to make such annual bonus payment by March 15th, any such payment shall be made as soon as reasonably practicable after such period and in no event later than December 31st of the year following the year for which such annual bonus was earned.

(c)	Relocation Benefits. The Employee will receive relocation benefits as described in the attached document entitled “Relocation Benefit Summary — Plan 2.” During relocation, the Employee will be provided with local temporary housing and return trips to the Employee’s previous home as needed.

(d)	Incentive Award Plan. The Employee will be granted an incentive award of 2,500 Restricted Stock Units (RSUs) under the Company’s Incentive Award Plan. The awards will be subject to vesting based upon the achievement of predefined Company performance metrics, and shall be subject to such other terms and conditions as are set forth in the agreements governing such awards.

(e)	Benefits. During the Term, the Employee shall be entitled to participate in applicable employee benefit plans, programs and arrangements of the Company, as may be amended from time to time, that are made available to eligible employees of the Company.

(f)	Vacation. During the Term, the Employee shall be entitled to participate in the Company’s vacation policy as follows: (i) upon commencement of employment, the Employee will be credited with one hundred twenty (120) hours of vacation time, and (ii) following his one-year anniversary date, the Employee will begin to accrue additional vacation time at the rate applicable to employees with fifteen or more years of service (currently 120 hours annually). Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Employee.

(g)	Expenses. During the Term, the Company shall reimburse the Employee for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s expense reimbursement policy. To the extent that any reimbursements, including without limitation any reimbursements pursuant to Section 2(c) above and/or pursuant to this Section 2(g), are determined to constitute taxable compensation to the Employee, then reimbursement requests with respect to such expenses must be timely submitted by the Employee and, if timely submitted, such expenses shall be reimbursed no later than December 31st of the year following the year in which the expense was incurred. In no event shall the Employee be entitled to receive any such reimbursement payments after December 31st of the year following the year in which the expense was incurred. The amount of any such expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, except for the reimbursement of medical expenses referred to in Section 105(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee’s right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(h)	Indemnification. The Employee shall be indemnified and held harmless by the Company to the fullest extent authorized by the Company’s certificate of incorporation or bylaws against all costs, expenses, liabilities and losses reasonably incurred or suffered by the Employee with respect to any bona fide claim against the Employee or the Company, where such claim is based on actions taken by the Employee in good faith and in his capacity as an officer of the Company. Notwithstanding the foregoing, no amounts shall be paid or advanced in accordance with this Section 2(h) to the extent that any such amounts would fail to be exempt from the application of Section 409A (as defined below) in accordance with Treasury Regulation 1.409A-1(b)(10).
3. Termination.
     The Employee’s employment hereunder may be terminated by the Company or the Employee, as applicable, without any breach of this Agreement only under the following circumstances:
(a)	Circumstances.
(i)	Termination for Cause. The Company may terminate the Employee’s employment for Cause.

(ii)	Termination without Cause. The Company may terminate the Employee’s employment without Cause.

(iii)	Non-extension of Term by the Company. The Company may give notice of non-extension to the Employee pursuant to Section 1(b).

(iv)	Non-extension of Term by the Employee. The Employee may give notice of non-extension to the Company pursuant to Section 1(b).

(v)	Resignation for Good Reason. The Employee may resign his employment for Good Reason.

(vi)	Resignation without Good Reason. The Employee may resign his employment without Good Reason.

(b)	Notice of Termination. Any termination of the Employee’s employment by the Company or by the Employee under this Section 3 shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and specifying a Date of Termination which, for terminations under paragraphs (a) (ii) or (vi), shall be at least sixty (60) days following the date of such notice (a “Notice of Termination”); provided, however, that the Company may, in its sole discretion, advance the Date of Termination to any date following the Company’s receipt of the Notice of Termination. A Notice of Termination (except pursuant to paragraph (a) (ii)) submitted by the Company may provide for a Date of Termination on the date the Employee receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Employee or the Company hereunder or preclude the Employee or the Company from asserting such fact or circumstance in enforcing the Employee’s or the Company’s rights hereunder.

(c)	Company obligations upon termination. Upon termination of the Employee’s employment, the Employee shall be entitled to receive the sum of the Employee’s Annual Base Salary through the Date of Termination not theretofore paid; any expenses owed to the Employee under Section 2(g), any accrued vacation pay owed to the Employee pursuant to Section 2(f), and any amount accrued and arising from the Employee’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements under Section 2(e), which amounts, if any, shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, and such other or additional benefits as may be, or become, due to him under the applicable terms of applicable plans, programs, agreements, corporate governance documents and other arrangements of the Company and its subsidiaries (collectively, the “Company Arrangements”). The Employee shall not be entitled to any other payments or benefits, except as specifically provided in Section 4.
4. Severance Payments.
(a)	Termination for Cause, Resignation by Employee Without Good Reason, or upon Non-extension of Term by the Company or the Employee. If the Employee’s employment shall be terminated by Company pursuant to Section 3(a)(i) for Cause, or by Employee pursuant to Section 3(a)(vi) without Good Reason, or pursuant to Sections 3(a)(iii) or 3(a)(iv) due to Non-extension of the Term by the Company or the Employee, the Employee shall not be entitled to any additional severance payment or severance benefits under this Agreement or under any other Company plan, policy, or arrangement.

(b)	Termination without Cause by Company or with Good Reason by Employee. If, during the Term, the Employee incurs a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) by reason of a termination of the Employee’s employment by Company without Cause pursuant to Section 3(a)(ii), or by Employee with Good Reason pursuant to Section 3(a)(v), the Company shall, subject to the Employee signing and not revoking, within thirty (30) days following the Separation from Service, a release of claims in substantially the form attached hereto as Exhibit A:
(i)	pay to the Employee a lump-sum amount equal to the Annual Base Salary that the Employee would have been entitled to receive if the Employee had continued his employment hereunder for a period of twelve (12) months following the Date of Termination, including any guaranteed minimum payment under the management incentive compensation plan for calendar year 2009 that remains unpaid as of the Date of Termination, which amount shall be subject to applicable withholding and payable on the Company’s first payroll date occurring on or after the 30th day following the Separation from Service (the “First Payroll Date”), and any amounts that would otherwise have been paid pursuant to this Section 4(b)(i) prior to such payroll date shall be paid in a lump-sum on the First Payroll Date; and

(ii)	pay to the Employee a lump-sum amount equal, as determined by the Company, to twelve months of the Company’s regular share of the total aggregate annual premium costs for group medical, dental and vision benefit coverage for the Employee and the Employee’s spouse and dependents, in each case, as in effect with respect to each such individual immediately prior to such Separation from Service, which payment shall be made on the First Payroll Date and which payment may be applied by the Employee, in his discretion, to the purchase of comparable coverage. For the avoidance of doubt, the payment described in this Section 4(b)(ii) shall be subject to withholding of any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.
(b)	Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

(c)	409A. Notwithstanding anything to the contrary in this Section 4, no payments in this Section 4 will be paid during the six-month period following the Employee’s Separation from Service unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated in this Section would not cause the Employee to incur an additional tax under Section 409A (in which case such amounts shall be paid at the time or times indicated in this Section). If the payment of any amounts are delayed as a result of the previous sentence, on the first day following the end of the six-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes, including upon the Employee’s death), the Company will pay the Employee a lump-sum amount equal to the cumulative amount that would have otherwise been previously paid to the Employee under this Agreement.

5.	Unfair Competition.
     The Company agrees to provide Employee, upon commencement of employment, with immediate access to Confidential Information as defined below, including Confidential Information of third parties such as customers, suppliers, and business affiliates; specialized training and information regarding the Company’s methodologies and business strategies; and/or support in the development of goodwill such as introductions, information and reimbursement of customer development expenses consistent with Company policy. The foregoing is not contingent on continued employment, but upon Employee’s use of the access, specialized information and training, and goodwill support provided by Company for the exclusive benefit of the Company and upon Employee’s full compliance with the restrictions on Employee’s conduct provided for in this Agreement.
     Ancillary to the rights provided to Employee as set forth in this Agreement and any addenda or amendments to this Agreement, the Company’s provision of Confidential Information, specialized training, and/or goodwill support to Employee, and Employee’s agreements regarding the use of same, and in order to protect the value of any equity-based compensation, training, goodwill support and/or the Confidential Information described above, the Company and Employee agree to the following provisions against unfair competition:
(a)	The Employee recognizes and agrees that in order to assure that the Employee devotes all of the Employee’s professional time and energy to the operations of the Company while employed by the Company, and that during and after such employment in order to adequately protect the Company’s investment in its proprietary information and trade secrets (“Confidential Information”) and to protect such information and secrets and all other confidential information from disclosures to competitors and to protect the Company from unfair competition, separate covenants not to compete, not to solicit, and not to recruit the Company’s employees for the duration and scope set forth below, are necessary and desirable. The Employee understands and agrees that the restrictions imposed in these covenants represent a fair balance of the Company’s rights to protect its business and the Employee’s right to pursue employment.

(b)	The Employee shall not, at any time during the Term or during the 12-month period following the Date of Termination (the “Non-Compete Period”), directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any Business (as defined below) of the Company or its Affiliates anywhere in the world where the Company conducts business or, on the Date of Termination, has plans to conduct business in the twelve (12) month period following the Employee’s Date of Termination; provided, however, that the Employee shall be permitted to acquire a passive stock interest in such a business provided the stock acquired is publicly traded and is not more than two percent (2%) of the outstanding interest in such business.

(c)	During the Non-Compete Period, the Employee shall not, directly or indirectly, recruit or otherwise solicit, encourage, or induce any employee, customer, subscriber or supplier of the Company (i) to terminate its employment or arrangement with the Company, (ii) to otherwise change its relationship with the Company or (iii) to establish any relationship with the Employee or any of his affiliates for any business purpose competitive with the Business of the Company.

(d)	In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive or restrictive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(e)	As used in this Section 5, (i) the term “Company” shall include the Company and its direct or indirect parents, if any, and subsidiaries, and (ii) the term “Business” shall mean the development, production, sale, maintenance and support for aerostructures with respect to commercial, military and business jet aircraft, including (but not limited to) fuselages, wings and wing assemblies, empennages, aircraft doors, nacelle components and control surfaces, as such business may be expanded or altered by the Company during the Term.

(f)	It is recognized and acknowledged by the Employee that a breach of the covenants contained in this Section 5 may cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Employee agrees that in the event of a breach of any of the covenant contained in this Section 5, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief.
6.	Intellectual Property and Confidential Information.
     The Employee agrees to enter into the Company’s standard Intellectual Property Agreement (the “Intellectual Property Agreement”) upon commencing employment hereunder.
7.	Cooperation.
     The Employee may respond to a lawful and valid subpoena or other legal process regarding the Company but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process. As used in this Section 7, the term “Company” shall include the Company and its direct or indirect parents, if any, and subsidiaries.
8.	Assignment and Successors.
     The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise and including any Affiliates), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, the Employee and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of the Employee’s rights or obligations may be assigned or transferred by the Employee, other than the Employee’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, the Employee shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following his death by giving written notice thereof to the Company.
9.	Certain Definitions.
(a)	Affiliate. An “Affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common control with, the Company.

(b)	Cause. The Company shall have “Cause” to terminate the Employee’s employment hereunder upon:
(i)	The Company’s good faith determination that the Employee failed to substantially perform his duties as an employee of the Company (other than any such failure resulting from the Employee’s Disability) which failure has not been cured within thirty (30) days after Employee’s receipt of notice thereof from the Company;

(ii)	the Employee’s willful misconduct, gross negligence or a breach of fiduciary duty that, in each case or in the aggregate, results in material harm to the Company;

(iii)	willful and material breach of this Agreement or the bylaws of the Company which has not been cured within thirty (30) days after Employee’s receipt of notice thereof from the Board;

(iv)	the Employee’s having been the subject of any order, judicial or administrative, obtained or issued by the Securities Exchange Commission, for any securities violation involving fraud, including, for example, any such order consented to by the Employee in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied;

(v)	the Employee’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(vi)	the Employee’s unlawful use (including being under the influence) or possession of illegal drugs while on the Company’s premises or while performing the Employee’s duties and responsibilities under this Agreement; or

(vii)	the Employee’s commission of an act of fraud, embezzlement, or misappropriation against the Company or involving Company assets.
(c)	Date of Termination. “Date of Termination” shall mean (i) if the Employee’s employment is terminated pursuant to Section 3(a)(i), (ii) (v) or (vi)), the date indicated in the Notice of Termination; or (ii) if the Employee’s employment is terminated pursuant to Section 3(a)(iii) or (iv), the expiration of the then-applicable Term.

(d)	Good Reason. The Employee shall have “Good Reason” to resign his employment within ninety (90) days following the occurrence of any of the following events:
     (A) a material diminution in the nature or scope of the Employee’s responsibilities, authorities or duties or the assignment of duties and responsibilities materially inconsistent with those normally associated with the Employee’s position;
     (B) a material reduction in the amount of the Employee’s Annual Base Salary;
     (C) any material breach of this Agreement by the Company or any Affiliate; or
     (D) any purported termination by the Company of Employee’s employment other than as expressly provided under this Agreement.
     Notwithstanding the foregoing, the Employee may not resign his employment for Good Reason unless (E) the Executive provided the Company with at least 30 days’ prior written notice of his intent to resign for Good Reason; and (F) the Company has not remedied the alleged violation(s) within the 30-day period.
10.	Governing Law.
     This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Texas, without reference to the principles of its conflicts of law, and where applicable, the laws of the United States.

11.	Validity.
     The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
12.	Notices.
     Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:
(a)	If to the Company:

Vought Aircraft Industries, Inc. P.O. Box 655907 Dallas, TX 75265 Attn: Kevin P. McGlinchey, General Counsel, M/S 49R-09 Facsimile: (972) 946-5642

(b)	If to the Employee:

To his current residence address on file with Company
or at any other address as any party shall have specified by notice in writing to the other party.
13.	Counterparts.
     This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.
14.	Entire Agreement.
     The terms of this Agreement, including the terms of the Intellectual Property Agreement, are intended by the parties to be the final expression of their agreement with respect to the employment of the Employee by the Company and supersede all prior understandings and agreements, whether written or oral. The parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

15. Amendments; Waivers.
     This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Employee and a duly authorized officer of Company. By an instrument in writing similarly executed, the Employee or a duly authorized officer of the Company may waive compliance by the other party or parties with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties under this Agreement shall survive any termination of Employee’s employment. In addition, Sections 2(h), 3(c), 4, and 5 through 21 shall survive beyond the end of the Term in accordance with their terms.
16. No Inconsistent Actions.
     The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
17. Construction.
     This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.
18. Arbitration.
     Any dispute or controversy arising under or in connection with this Agreement, other than disputes or controversies arising under or in connection with the provisions of Section 5 or the provisions in the Intellectual Property Agreement, shall be settled exclusively by arbitration, conducted before an arbitrator in Dallas, Texas in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction. Only individuals who are on the AAA register of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator(s) shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator(s) shall be valid, binding, final and non-appealable, provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. Each party shall pay its own attorney’s fees and expenses.

19. Enforcement.
     If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
20. Withholding.
     The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
21. Section 409A. To the extent that the Company reasonably determines that any compensation or benefits payable under this Agreement are subject to Section 409A, this Agreement shall incorporate the terms and conditions required by Section 409A reasonably determined by the Company and the Employee. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date the Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company and the Employee shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate to (a) preserve the intended tax treatment of the compensation and benefits payable hereunder, to preserve the economic benefits of such compensation and benefits, and/or to avoid less favorable accounting or tax consequences for the Company and/or (ii) to exempt the compensation and benefits payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 21 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify the Employee for any failure to do so.

22. Employee Acknowledgement.
     The Employee acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

VOUGHT AIRCRAFT INDUSTRIES, INC.
By:	/s/ Thomas F. Stubbins
	Name:	Thomas F. Stubbins
	Title:	Vice President, Human Resources

EMPLOYEE
By:	/s/ Mark Jolly
	Name:	Mark Jolly